EXHIBIT 12

CAPSTEAD MORTGAGE CORPORATION

COMPUTATION OF RATIO OF NET INCOME TO FIXED CHARGES AND RATIO OF NET

INCOME TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

(In thousands, except ratios)

(Unaudited)

Computation of ratio of net income to fixed charges:

	Six Months Ended June 30, 2012
		Year Ended December 31,
		2011	2010	2009	2008	2007
Fixed charges	$34,928	$66,080	$56,251	$128,830	$258,453	$275,648
Fixed charges	$34,928	$66,080	$56,251	$128,830	$258,453	$275,648
Net income	88,505	160,204	126,896	129,263	125,923	24,713

	$123,433	$226,284	$183,147	$258,093	$384,376	$300,361

Ratio of net income to fixed charges	3.53:1	3.42:1	3.26:1	2.00:1	1.49:1	1.09:1

Computation of ratio of net income to combined fixed charges and preferred stock dividends:

	Six Months Ended June 30, 2012
		Year Ended December 31,
		2011	2010	2009	2008	2007
Fixed charges	$34,928	$66,080	$56,251	$128,830	$258,453	$275,648
Preferred stock dividends	10,481	20,369	20,233	20,239	20,251	20,256

Combined fixed charges and preferred stock dividends	$45,409	$86,449	$76,484	$149,069	$278,704	$295,904

Fixed charges	$34,928	$66,080	$56,251	$128,830	$258,453	$275,648
Net income	88,505	160,204	126,896	129,263	125,923	24,713

	$123,433	$226,284	$183,147	$258,093	$384,376	$300,361

Ratio of net income to combined fixed charges and preferred stock dividends	2.72:1	2.62:1	2.39:1	1.73:1	1.38:1	1.02:1